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                                                                     EXHIBIT 1.5

                      FOURTH AMENDMENT TO RIGHTS AGREEMENT
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     FOURTH AMENDMENT dated as of March 15, 1998 (the "Fourth Amendment") to the
Rights Agreement dated as of November 9, 1988, as amended (the "Rights Agreement"), between Safety-Kleen Corp., a Wisconsin corporation (the
"Company"), and The First National Bank of Chicago, as Rights Agent (the "Rights Agent").

     Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time amend the Rights Agreement in accordance with
Section 27 thereof. All acts and things necessary to make this Fourth Amendment valid and enforceable have been performed and done, including, as required by
Section 27(b) of the Rights Agreement, the delivery by the Company to the Rights Agent of certified resolutions of the Board of Directors of the Company. Unless the context otherwise requires, terms not defined herein have the same meanings as in the Rights Agreement.

     In consideration of the foregoing and the mutual agreements herein, the Company and the Rights Agent agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by deleting the first sentence of that section and substituting the following therefor:

     "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the aggregate number of Common Shares of the Company then issued and outstanding, but shall not include (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan of the Company or any Subsidiary, (iv) any entity holding Common Shares for or pursuant to the terms of any such plan, (v) SK Parent Corp., a Delaware corporation ("Parent"), SK Acquisition Corp., a Wisconsin Corp. ("Purchaser"), or any Affiliate or Associate of Parent or Purchaser; provided, however, that Parent, Purchaser and the Affiliates and Associates of Parent and Purchaser will not be excepted from this definition of "Acquiring Person" in the event that any of Parent, Purchaser or any Affiliate or Associate of Parent or Purchaser becomes the Beneficial Owner of 20% or more of the aggregate number of Common Shares of the Company then issued and
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     outstanding other than pursuant to the terms of the Agreement and Plan of
     Merger, dated as of November 20, 1997 (the "Merger Agreement"), between the Company, Parent and Purchaser or (vi) Laidlaw Environmental Services, Inc., ("Laidlaw Environmental"), LES Acquisition, Inc. ("LES Acquisition") or any Affiliate or Associate of Laidlaw Environmental or LES Acquisition; provided, however, that Laidlaw Environmental, LES Acquisition, and the Affiliates and Associates of Laidlaw Environmental and LES Acquisition will not be excepted from this definition of "Acquiring Person" in the event that any of Laidlaw Environmental, LES Acquisition or any Affiliate or Associate of Laidlaw Environmental or LES Acquisition becomes the Beneficial Owner of 20% or more of the aggregate number of Common Shares of the Company then issued and outstanding other than pursuant to the terms of the Agreement and Plan of Merger, dated as of March 16, 1998 ("LLE Merger Agreement"), among the Company, Laidlaw Environmental and LES Acquisition.

     2. Section 3(a) of the Rights Agreement is hereby amended by substituting for the final sentence thereof the following:

     "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the commencement or consummation of the transactions contemplated by the Merger Agreement, (iii) the approval, execution or delivery of the LLE Merger Agreement, or (iv) the commencement or consummation of the transactions contemplated by the LLE Merger Agreement.

     3. Section 11(a)(ii) of the Rights Agreement is hereby amended by substituting for the final sentence thereof the following:

     "Notwithstanding anything in this Agreement to the contrary, an event described in this subparagraph (ii) of Section 11(a) shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the commencement or consummation of the transactions contemplated by the Merger Agreement, (iii) the approval, execution or delivery of the LLE Merger Agreement, or (iv) the commencement or consummation of the transactions contemplated by the LLE Merger Agreement.

     4. Section 13(a) of the Rights Agreement is hereby amended by substituting for the final sentence thereof the following:

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     "Notwithstanding anything in this Agreement to the contrary, an event described in any of clauses (i), (ii) or (iii) of this Section 13(a) shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the commencement or consummation of the transactions contemplated by the Merger Agreement,
     (iii) the approval, execution or delivery of the LLE Merger Agreement, or
     (iv) the commencement or consummation of the transactions contemplated by the LLE Merger Agreement.

     5. This Fourth Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and performed entirely within such state.

     6. In all respects not inconsistent with this Fourth Amendment, the Rights Agreement is hereby ratified, approved and confirmed. In executing and delivering this Fourth Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the Rights Agreement.

     7. If any term, provision, covenant or restriction of the Fourth Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the other terms, provisions, covenants and restrictions of this Fourth Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8. This Fourth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and attested, all as of the date first above written.

                              SAFETY-KLEEN CORP.

                              By:
                                 --------------------------------

                              THE FIRST NATIONAL BANK OF CHICAGO

                              By:
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